                                                                    Exhibit 99.1

--------------------------------------------------------------------------------
              TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER RESULTS
--------------------------------------------------------------------------------
                       ~ THIRD QUARTER EPS INCREASES 11%~
--------------------------------------------------------------------------------

Nashville, Tennessee, October 13, 2003 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for the third fiscal quarter and nine months ended September 27, 2003.

THIRD QUARTER RESULTS
Third quarter net income increased 12.7% to $12.1 million, or $0.30 per diluted share, compared to net income of $10.8 million, or $0.27 per diluted share, in the prior year period. Note that all references to per share amounts reflect a two-for-one stock split that was effective on August 22, 2003.

Third quarter net sales grew 21.9% to $361.2 million compared with $296.2 million last year. Same-store sales increased 13.7%, versus last year's increase of 7.7%. The Company's sales performance reflects improvement across nearly all product categories and resulted from aggressive merchandising and marketing initiatives, strong performance in spring seasonal products and sales associated with emergency response to storms (primarily generators and pumps).

As previously announced, gross margin was adversely impacted during the quarter, decreasing 180 basis points to 30.2%. Approximately 130 basis points of the decline is attributable to a return to more normal vendor funding in comparison to the same period in 2002. Specifically, vendors provided additional marketing support funds last year in connection with the opening of 87 new stores as a result of the purchase of assets from Quality Stores, Inc. This vendor support is included as a reduction in costs of merchandise sold in 2002. Additionally, third quarter gross margin reflects changes in the sales mix associated with increased sales of lower margin spring seasonal and emergency response products. Selling, general and administrative expenses for the quarter decreased 110 basis points to 23.3% of sales, primarily as a result of controlled spending and greater leverage from increased sales.

During the quarter, the Company opened four new stores and relocated seven existing stores. This compares to five new store openings and nine relocations in the prior year period. At the end of the third quarter, the Company operated a total of 462 stores versus 431 stores at the end of the comparable period last year.

Commenting on the Company's third quarter performance, Joe Scarlett, Chairman and Chief Executive Officer stated, "Although a late spring in many markets created some shift in sales of seasonal products into our third quarter, we also continued to experience strong sales performance in our core offerings during the period, demonstrating the strength of our position as a unique niche retailer. Importantly, our inventory position at the end of the quarter is fresh and current and is at an appropriate level to support anticipated fourth quarter sales."

YEAR-TO-DATE
Net income for the first nine months of fiscal 2003 was $39.6 million, or $0.99 per diluted share, compared to net income of $25.0 million, or $0.64 per diluted share, in the prior year period. Excluding a $1.9 million cumulative effect of a previously disclosed change in accounting principle in the first quarter of 2003, net income was $41.5 million, or $1.03 per diluted share. These results compare to prior year net income of $31.6 million, or $0.81 per diluted share, excluding non-recurring incremental expenses related to the Quality Stores, Inc. acquisition. (See the attached financial tables.)

                                                                    Exhibit 99.1


Year-to-date net sales increased 22.9% to $1,084.4 million and same-store sales increased 6.0%, versus last year's strong increase of 10.7%. Gross margin in the first nine months declined 60 basis points compared to the prior year, primarily as a result of decreased vendor support funds, changes in the sales mix and higher transportation costs. Selling, general and administrative expenses decreased 190 basis points to 22.5% of sales. Excluding the effect of the fiscal 2002 incremental store expansion costs referred to above, expenses decreased 80 basis points. Income from operations for the first nine months was 6.3% of sales compared to 6.0%, excluding the expansion costs in the prior year period.

The Company opened a total of 29 new stores year-to-date compared to 111 stores in the prior year period, when it substantially expanded the store base largely due to the purchase of property and lease rights from Quality Stores, Inc. Additionally, the Company relocated 12 existing stores in the first nine months of the year compared to 12 relocations in the prior year period. For the balance of 2003, the Company plans to open approximately two additional new stores and relocate an estimated six stores.

 Looking to the final quarter of the year, the Company is cautiously optimistic about continued improvements in overall economic conditions and the positive impact that seasonal weather should have on the business. For the fourth quarter, net sales are expected to range between approximately $335 million and $365 million and net income to range between approximately $14.4 million and $15.4 million. For the full year, the Company expects net sales to range between approximately $1,419 million and $1,449 million, an increase of 17.3% to 19.8%, and net income to range between approximately $54.0 million and $55.0 million, a 43.3% to 45.9% improvement. These estimates place expected full year diluted earnings per share between $1.34 and $1.36.

Joe Scarlett, Chairman and Chief Executive Officer of Tractor Supply Company, concluded, "With record year-to-date net sales, same-store sales growth of 6%, and earnings that are in line with our expectations, we are very encouraged by our results for the first nine months of 2003. Moreover, we are optimistic as we enter the final quarter of the year, and with the merchandising strategies that are in place to drive positive trends in our higher margin winter categories, we believe we are well positioned to complete 2003 on a strong note."

"Finally, as always, we continue to manage the Company for long-term shareholder value and with both compelling prospects and a solid financial foundation, we are confident that Tractor Supply Company is on track for continued strong performance."

ADOPTION OF NEW ACCOUNTING PROVISION (EITF NO. 02-16)
In the first quarter of 2003, the Company adopted the new accounting guidance for vendor allowances, Emerging Issues Task Force ("EITF") Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." EITF No. 02-16 provides guidance for when retailers should recognize consideration given by a vendor to a retailer in connection with the sale of the vendor's products or to promote sales of the vendor's products by the retailer. To facilitate year-over-year comparisons, the Company has presented the comparative results discussed above and the financial schedules included at the end of this release as if this required change in accounting had been applied prior to the earliest period presented.

UPCOMING WEBCAST EVENTS
Tractor Supply Company will host a conference call at 9:00 a.m. Eastern Time tomorrow, October 14, 2003, to discuss the third quarter results. The call will be simultaneously broadcast over the Internet on the Company's website at www.myTSCstore.com and can be accessed under the subheading "Investor Relations."

                                                                    Exhibit 99.1


In addition, the Company will deliver a presentation at an investment community meeting on Friday, October 17, 2003 at 9:15 a.m. Eastern Time (8:15 a.m. Central
Time) in Austin, Texas. The presentation will include an update on the Company's strategic growth initiatives. Interested analysts and investors can access a live audio webcast of the presentation at www.myTSCstore.com under the subheading "Investor Relations". Furthermore, an archive of the webcast will be available two hours after the presentation is completed and will be accessible until October 31, 2003.

ABOUT TRACTOR SUPPLY COMPANY
At September 27, 2003, Tractor Supply Company operated 462 stores in 30 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) livestock and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

--------------------
Footnotes:

- All comparisons to prior periods are to the respective period of the prior fiscal year unless the context specifically indicates otherwise. All earnings per share comparison amounts reflect a two-for-one stock split that was distributed in August 2003.

- The 2002 results are presented on a pro forma basis, as if the change in accounting principle had occurred prior to the earliest period presented, as previously reported in Form 8-K dated April 15, 2003.

- As with any business, all phases of the Company's operations are subject to influences outside its control. This information contains certain forward-looking statements. These statements include reference to certain factors, any one, or a combination, of which could materially affect the results of the Company's operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general and the seasonality of the Company's business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                          (Financial tables to follow)

                              RESULTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            THIRD QUARTER ENDED                           NINE MONTHS ENDED
                                    ------------------------------------       --------------------------------------
                                     SEPT, 27, 2003      SEPT. 28, 2002          SEPT. 27, 2003      SEPT. 28, 2002
                                    ----------------   -----------------       -----------------   ------------------
                                                         (PRO FORMA)(1)                              (PRO FORMA)(1)
                                                (UNAUDITED)                                (UNAUDITED)
                                               % of                % of                     % of                % of
                                               Sales               Sales                   Sales                Sales
                                               -----              ------                   -----               ------
Net sales                           $361,204   100.0%  $ 296,215   100.0%      $1,084,355  100.0%  $ 882,073   100.0%
Cost of merchandise sold             251,971    69.8     201,330    68.0          758,033   69.9     611,158    69.3
                                    --------   -----   ---------  ------       ----------  -----   ---------  ------
   Gross margin                      109,233    30.2      94,885    32.0          326,322   30.1     270,915    30.7
Selling, general and
  administrative expenses             84,075    23.3      72,382    24.4          243,569   22.5     215,745    24.4
Depreciation and amortization          5,165     1.4       4,557     1.5           14,369    1.3      12,107     1.4
                                    --------   -----   ---------  ------       ----------  -----   ---------  ------
   Income from operations             19,993     5.5      17,946     6.1           68,384    6.3      43,063     4.9
Interest expense, net                    805     0.2       1,257     0.5            2,756    0.2       3,472     0.4
                                    --------   -----   ---------  ------       ----------  -----   ---------  ------
Income before income taxes and
  cumulative effect of accounting
  change                              19,188     5.3      16,689     5.6           65,628    6.1      39,591     4.5
Income tax provision                   7,059     1.9       5,930     2.0           24,099    2.2      14,607     1.7
                                    --------   -----   ---------  ------       ----------  -----   ---------  ------
Net income before cumulative
  effect of accounting change       $ 12,129     3.4%  $  10,759     3.6%      $   41,529    3.9%  $  24,984     2.8%
Cumulative effect of accounting
  change, net of tax                      --      --          --      --           (1,888)   0.2        --        --
                                    --------    ----   ---------  ------       ----------  -----   ---------  ------
Net income                          $ 12,129     3.4%  $  10,759     3.6%      $   39,641    3.7%  $  24,984     2.8%
                                     =======   =====   =========  ======       ==========  =====   =========  ======

Net income per share, before
  cumulative effect of accounting change:
       Basic                        $   0.33           $    0.30               $     1.12          $    0.69
       Diluted                      $   0.30           $    0.27               $     1.03          $    0.64

Net income per share, including
  cumulative effect of accounting change:
       Basic                        $   0.33           $    0.30               $     1.07          $    0.69
       Diluted                      $   0.30           $    0.27               $     0.99          $    0.64

Weighted average shares
  outstanding (000's):
       Basic                          37,262              36,200                   36,986             36,017
       Diluted                        40,553              39,458                   40,190             39,008


(1) The operating results for the quarter and nine months ended September 28, 2002 are presented on a pro forma basis, as if the change in accounting principle had occurred prior to the earliest period presented.

--------------------------------------------------------------------------------

The results of operations for fiscal 2002 include certain expenses which management has isolated for presentation below; the segregation of these items provides a more comparable analysis of financial results among periods; and while these items do not meet the definition of unusual or infrequent, they are, nevertheless, items that should not be interpreted or assumed to be a result of recurring operations. A summary of 2002 diluted earnings per share (in thousands, except per share amounts) follows:

                                                                 THIRD QUARTER                           NINE MONTHS
                                                     ------------------------------------       ---------------------------
                                                                   (UNAUDITED)                          (UNAUDITED)
                                                                    PER SHARE                                      PER SHARE
                                                      INCOME         SHARES        AMOUNT        INCOME    SHARES    AMOUNT
                                                     -------         ------        ------       -------    ------  ---------
Net income - as reported                             $ 7,801         39,458         $0.20       $21,137    39,008    $0.54
Non-recurring store expansion costs (net of taxes)        --         39,458            --         6,666    39,008     0.17
Change in accounting for vendor funds (net of taxes)   2,958         39,458          0.07         3,847    39,008     0.10
                                                     -------         ------         -----       -------    ------    -----
                                                     $10,759         39,458         $0.27       $31,650    39,008    $0.81
                                                     =======         ======         =====       =======    ======    =====



                                     (more)

                                  BALANCE SHEET
                                 (IN THOUSANDS)

                                                                            SEPT. 27,             SEPT. 28,
                                                                              2003                   2002
                                                                           -----------------------------------
                                                                                                (PRO FORMA)(1)
                                                                                     (UNAUDITED)
                          ASSETS
Current assets:
    Cash and cash equivalents                                              $   30,903             $   14,256
    Accounts receivable, net                                                       --                  2,687
    Inventories                                                               374,849                329,876
    Prepaid expenses and other current assets                                  22,025                 20,796
    Assets held for sale                                                        2,611                  4,261
    Deferred income taxes                                                       7,294                     --
                                                                           ----------             ----------
         Total current assets                                                 437,682                371,876

Property and equipment, net                                                   147,381                122,978
Deferred income taxes                                                              --                  3,011
Other assets                                                                    4,323                  2,396
                                                                           ----------             ----------

TOTAL ASSETS                                                               $  589,386             $  500,261
                                                                           ==========             ==========



         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                       $  195,599             $  145,523
    Accrued expenses                                                           60,218                 52,352
    Current maturities of long-term debt                                        2,142                  2,142
    Current portion of capital lease obligations                                  343                    309
    Income taxes currently payable                                                122                  1,626
    Deferred income taxes                                                          --                    174
    Other current liabilities                                                     197                     --
                                                                           ----------             ----------
         Total current liabilities                                            258,621                202,126

Revolving credit loan                                                          43,209                 76,965
Other long-term debt                                                            1,788                  3,930
Capital lease obligations                                                       1,893                  2,271
Deferred income taxes                                                           1,584                     --
Other long-term liabilities                                                     5,066                  3,975
                                                                           ----------             ----------
         Total liabilities                                                    312,161                289,267
                                                                           ----------             ----------

Stockholders' equity:
    Common stock                                                                  298                    290
    Additional paid-in capital                                                 60,909                 49,950
    Retained earnings                                                         216,142                161,907
    Accumulated other comprehensive loss                                         (124)                (1,153)
                                                                           ----------             ----------
         Total stockholders' equity                                           277,225                210,994
                                                                           ----------             ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $  589,386             $  500,261
                                                                           ==========             ==========

(1) The financial position as of September 28, 2002 has been presented on a pro forma basis, as if the change in accounting principle had occurred prior to the earliest date presented.

--------------------------------------------------------------------------------



                                     (more)

                           CHANGE IN ACCOUNTING METHOD
                          IMPLEMENTATION OF EITF 02-16:
               ACCOUNTING BY A CUSTOMER (INCLUDING A RESELLER) FOR
                    CASH CONSIDERATION RECEIVED FROM A VENDOR

In March 2003, the Emerging Issues Task Force reached a final consensus on Issue No. 02-16 ("EITF 02-16"), "Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor." This issue involves the accounting and income statement classification for consideration given by a vendor to a retailer in connection with the sale of the vendor's products or for the promotion of sales of the vendor's products. The EITF concluded that such consideration received from vendors should be reflected as a decrease in prices paid for inventory and recognized in cost of sales as the related inventory is sold, unless specific criteria are met qualifying the consideration for treatment as reimbursement of specific, identifiable incremental costs. Prior to adopting this pronouncement, the Company classified all vendor-provided funds as a reduction in selling, general and administrative expenses. Upon adoption at the beginning of fiscal 2003, funds received from vendors are recognized as a reduction of cost of sales as the related inventory is sold.

Following is a summary of operations for the quarter and nine months ended September 28, 2002 as originally presented and as if the adoption of EITF 02-16 had occurred prior to 2002:

                                             THIRD QUARTER ENDED                            NINE MONTHS ENDED
                                    -------------------------------------    ------------------------------------------
                                     SEPT, 28, 2002      SEPT. 28, 2002       SEPT. 28, 2002          SEPT. 28, 2002
                                    -----------------  ------------------    -----------------    ---------------------
                                      (AS REPORTED)        (PRO FORMA)          (AS REPORTED)           (PRO FORMA)
                                                 (UNAUDITED)                              (UNAUDITED)
                                                % of               % of                   % of                     % of
                                               Sales              Sales                   Sales                   Sales
                                               -----              -----                   -----                   -----
Net sales                          $ 296,215   100.0%  $ 296,215   100.0%    $  882,073   100.0%   $  882,073     100.0%
Cost of merchandise sold             212,196    71.6     201,330    68.0        637,684    72.3       611,158      69.3
                                   ---------   -----   ---------  ------     ----------   -----    ----------     -----
   Gross margin                       84,019    28.4      94,885    32.0        244,389    27.7       270,915      30.7
Selling, general and
  administrative expenses             66,150    22.3      72,382    24.4        195,246    22.1       215,745      24.4
Depreciation and amortization          4,557     1.6       4,557     1.5         12,107     1.4        12,107       1.4
                                   ---------   -----   ---------  ------     ----------   -----    ----------     -----
   Income from operations             13,312     4.5      17,946     6.1         37,036     4.2        43,063       4.9
Interest expense, net                  1,257     0.4       1,257     0.5          3,472     0.4         3,472       0.4
                                   ---------   -----   ---------  ------     ----------   -----    -----------    -----
Income before income taxes            12,055     4.1      16,689     5.6         33,564     3.8        39,591       4.5
Income tax provision                   4,254     1.4       5,930     2.0         12,427     1.4        14,607       1.7
                                   ---------   -----   ---------  ------     ----------   -----    ----------     -----
Net income                         $   7,801     2.7%  $  10,759     3.6%    $   21,137     2.4%   $   24,984       2.8%
                                   =========   =====   =========  ======     ==========   =====    ==========     =====

Net income per share:
       Basic                       $    0.22          $     0.30             $     0.59            $     0.69
       Diluted                     $    0.20          $     0.27             $     0.54            $     0.64

Weighted average shares
  outstanding (000's):
       Basic                          36,200                                     36,017
       Diluted                        39,458                                     39,008



                                     (more)

                                  BALANCE SHEET
                                 (IN THOUSANDS)

                                                                          SEPTEMBER 28,         SEPTEMBER 28,
                                                                              2002                   2002
                                                                          -----------------------------------
                                                                          (AS REPORTED)           (PRO FORMA)
                                                                                     (UNAUDITED)
                          ASSETS
Current assets:
    Cash and cash equivalents                                              $   14,256             $   14,256
    Accounts receivable, net                                                    2,687                  2,687
    Inventories                                                               333,388                329,876
    Prepaid expenses and other current assets                                  12,619                 20,796
    Assets held for sale                                                        4,261                  4,261
                                                                           ----------             ----------
    Total current assets                                                      367,211                371,876

Property and equipment, net                                                   122,978                122,978
Deferred income taxes                                                           3,011                  3,011
Other assets                                                                    2,396                  2,396
                                                                           ----------             ----------

TOTAL ASSETS                                                               $  495,596             $  500,261
                                                                           ==========             ==========



         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                       $  145,523             $  145,523
    Accrued expenses                                                           52,352                 52,352
    Current maturities of long-term debt                                        2,142                  2,142
    Current portion of capital lease obligations                                  309                    309
    Income taxes currently payable                                                 --                  1,626
    Deferred income taxes                                                         174                    174
                                                                           ----------             ----------
         Total current liabilities                                            200,500                202,126

Revolving credit loan                                                          76,965                 76,965
Other long-term debt                                                            3,930                  3,930
Capital lease obligations                                                       2,271                  2,271
Other long-term liabilities                                                     3,975                  3,975
                                                                           ----------             ----------
    Total liabilities                                                         287,641                289,267
                                                                           ----------             ----------

Stockholders' equity:
    Common stock                                                                  290                    290
    Additional paid-in capital                                                 49,950                 49,950
    Retained earnings                                                         158,868                161,907
    Accumulated other comprehensive loss                                       (1,153)                (1,153)
                                                                           ----------             ----------
         Total stockholders' equity                                           207,955                210,994
                                                                           ----------             ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $  495,596             $  500,261
                                                                           ==========             ==========




                                      ###